Exhibit 99.1

Plug Power Appoints Colin Angle, Former CEO of iRobot, to Board of Directors

SLINGERLANDS, N.Y., August 22, 2024 – Plug Power Inc. (NASDAQ: PLUG), a global leader in comprehensive hydrogen solutions for the green hydrogen economy, today announced the appointment of Colin Angle, former CEO of iRobot, to its Board of Directors. Mr. Angle brings decades of extensive experience in technology innovation, robotics, and strategic leadership to Plug Power’s Board.

Mr. Angle is widely recognized for his pioneering work at iRobot, where he co-founded the company and led the development and commercialization of the Roomba robot vacuum, which revolutionized the home robotics market. Under his leadership, iRobot grew from a small MIT startup to a global publicly traded leader in consumer robotics, with millions of units sold worldwide.

“We are thrilled to welcome Colin Angle to our Board of Directors,” said Andy Marsh, CEO of Plug Power. “His visionary leadership and deep understanding of technology and innovation will be invaluable as we continue to advance our mission of building the hydrogen economy and expanding our global footprint. Colin’s insights and experience will help guide Plug Power as we scale our operations and deliver on our commitment to sustainability, revenue growth, and profitability.”

George McNamee, Chairman of Plug Power, added, “Colin’s track record of transforming cutting-edge technology into successful global products aligns perfectly with Plug Power’s goals. His experience will provide essential guidance as we continue to push the boundaries of what’s possible in the clean energy sector. We’re excited to have him on board as we work towards achieving our strategic objectives, focusing on sustainability, revenue growth, and profitability.”

Mr. Angle said, “I am excited to join Plug Power’s Board at such a pivotal time for the company and the broader hydrogen industry. I have long admired Plug Power’s commitment to innovation and its leadership in the clean energy space. I look forward to contributing to the company’s growth and helping to shape the future of energy.”

With the addition of Mr. Angle, Plug Power has further strengthened its Board of Directors, each bringing a wealth of experience and enhancing collective expertise in areas critical to the company’s success. Mr. Angle’s appointment reflects Plug Power’s ongoing commitment to strengthening its leadership team as it continues to accelerate the adoption of hydrogen and fuel cell solutions worldwide.

About Plug

Plug is building an end-to-end green hydrogen ecosystem, from production, storage, and delivery to energy generation, to help its customers meet their business goals and decarbonize the economy. In creating the first commercially viable market for hydrogen fuel cell technology, the company has deployed more than 69,000 fuel cell systems and over 250 fueling stations, more than anyone else in the world, and is the largest buyer of liquid hydrogen.

With plans to operate a green hydrogen highway across North America and Europe, Plug built a state-of-the-art Gigafactory to produce electrolyzers and fuel cells and is developing multiple green hydrogen production plants for commercial operation. Plug delivers its green hydrogen solutions directly to its customers and through joint venture partners into multiple environments, including material handling, e-mobility, power generation, and industrial applications.

For more information, visit www.plugpower.com.

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